Exhibit 10.12

January 10, 2014

Ian Robert Silverman

c/o

Concert Pharmaceuticals Inc.

99 Hayden Avenue, Suite 500

Lexington, MA 02421

Dear Dr. Silverman:

This agreement revises the terms of your continued employment as Senior Vice President and General Counsel of Concert Pharmaceuticals, Inc. (the “Company” or “Concert” and, with you, the “Parties”) reporting to the Company’s Chief Executive Officer, effective as of January 10, 2014 (the “Effective Date”). You agree to continue to perform the duties of your position and such other duties as the Board may reasonably assign to you from time to time.

1. Salary. You will continue to receive annualized base salary of $299,535 per year, payable in accordance with the regular payroll practices of the Company and less applicable taxes and withholdings, as in effect from time to time. The base salary shall be subject to increase from time to time by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee” of the “Board”) in its exclusive discretion.

2. Bonus. During your employment, you may be eligible for an annual discretionary performance bonus in addition to your base salary. Bonus compensation in any year, if any, will be based on your performance and/or that of the Company, in accordance with a general bonus program to be established by the Board (and administered by the Compensation Committee) and will be payable not later than two and one-half months following the calendar year, except as the bonus program may from time to time provide.

3. Benefits; Vacation. You will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Benefits are subject to change at any time at the Company’s sole discretion. You will remain eligible to accrue three weeks’ paid vacation in each calendar year (or such greater amount as is generally made available in accordance with the Company’s policies from time to time in effect), in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

4. Expense Reimbursement. The Company will pay or reimburse you for all and customary reasonable out-of-pocket business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as the Company may specify. Any such reimbursement that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” of the “Code”) shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect your right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

5. Confidentiality Agreement. You represent that you have complied and agree that you will continue to comply with the Employee Confidentiality, Non-Competition, and Proprietary Information Agreement between the Company and you dated November 30, 2006 (the “Confidentiality Agreement”). It is understood and agreed that a breach by you of the Confidentiality Agreement would be a material breach of this Agreement.

6. At-Will; Timing for Termination; Accrued Benefits. This employment letter is not intended to create or constitute an employment agreement or contract (express or implied) between you and the Company for a fixed term. It is also important for you to understand that Massachusetts is an “at will” employment state. This means that you will have the right to terminate your employment relationship with the Company at any time for any reason, although you are requested to give at least two weeks’ notice. Similarly, the Company will have the right to terminate its employment relationship with you at any time for any reason. You may terminate your employment hereunder for Good Reason (as defined below) by providing notice to the Company of the condition giving rise to the Good Reason no later than 30 days following the occurrence of the condition, by giving the Company 30 days to remedy the condition and by terminating employment for Good Reason within 30 days thereafter if the Company fails to remedy the condition. Upon your termination, the Company will pay on the date of termination any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date. In addition, the Company will pay you any bonus that has been awarded to you and earned, but not yet paid on the termination of your employment (together with the preceding sentence, the “Accrued Benefits”). In the event of any termination of your employment, other than a termination under Section 7 or as provided for COBRA under Section 7(c), the Company shall have no obligation to you under this Agreement other than with respect to the Accrued Benefits.

7. Termination without Cause; Termination for Good Reason.

(a) Severance Pay. A termination by you for Good Reason, or any termination of your employment by the Company (other than for Cause, as defined below, death, or inability to perform as a result of physical or mental infirmity (“disability”)) shall entitle you to 12 months of severance pay (the “Severance Pay”) and the other compensation provided in this section, as well as to the Accrued Benefits. The Severance Pay shall be calculated on the basis of your base salary as of the date the Company gives you notice of your termination and shall be exclusive of any bonus or benefit payments. The Company will provide the Severance Pay in the form of salary continuation in accordance with the normal payroll practices of the Company, beginning with the Company’s next regular payroll period following the Effective Release Date (as defined below), with the first payment including any amounts that would have been paid between the termination date and the Effective Date if the payments had commenced on the termination date and with the remaining payments made proportionately over the remainder of the 12 month severance period. The receipt of any severance benefits provided for under this Section 7 or otherwise shall be dependent upon your delivery to the Company, within 60 days following the date of termination of employment, of an effective general release of claims in a form provided by the Company; provided, however, that if the last day of the 60 day period falls in the calendar year following the year of your date of termination, the severance payments shall be paid or commence on the first payroll period of such subsequent calendar year following the Effective Release Date. The date on which your release of claims becomes effective is the “Effective Release Date.”

(b) Effect of Change of Control. If a Change of Control (as defined below) occurs that is a 409A Change of Control Event (as defined below) and if, within one year following such Change of Control, the Company or any successor thereto terminates your employment other than for Cause, or you terminate your employment for Good Reason, then, in lieu of installments, the Severance Pay will be paid in a single lump sum in the Company’s next regular payroll period following the Effective Release Date (subject to the same delay provided above where the 60 day period ends in the following year); provided, however, that the payments will instead be made in installments as provided in the preceding section if the Change of Control is not also a 409A Change of Control Event. A “409A Change of Control Event” is a “change in the ownership or effective control” of the Company or “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulation § 1.409A-3(i)(5). In addition, if a Change of Control occurs and if, within one year following such Change of Control, (a) the Company or any successor thereto terminates your employment other than for Cause or your employment ends on death or disability, or (b) you terminate your employment for Good Reason, then all stock options held by you at such time shall immediately vest in full, notwithstanding any contrary provision in any agreement evidencing any such stock option.

(c) COBRA. In addition to Severance Pay, if you are participating in the Company’s group health plan and/or dental plan at the time your employment ends and you exercise the right to continue participation in those plans under the federal law known as COBRA, or any successor law and if your employment has ended for a reason other than resignation without Good Reason or termination for Cause, the Company will continue to pay the full premium for such coverage that is applicable for active and similarly-situated employees who receive the same type of coverage (single, family, or other) until the earlier of (i) the end of the 12th month after your employment ends or (ii) the date your COBRA continuation coverage expires, unless the Company’s providing payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply.

(d) Definitions.

i. For purposes of this Agreement, “Cause” shall include (i) your conviction or plea of guilty or nolo contendre to a crime involving moral turpitude which adversely affects your ability to perform your obligations to the Company or the business activities, reputation, goodwill or image of the Company or to a felony, (ii) your deliberate dishonesty or breach of fiduciary duty which could be reasonably expected to or does cause material loss, damage or injury to the Company, (iii) your material breach of the terms of this agreement or your failure or refusal to carry out any material tasks assigned to you by the Company in accordance with the terms hereof, which breach or failure (only as to those susceptible to cure) continues for a period of more than ten days after your receipt of written notice thereof and which could be reasonably expected to or does cause material loss, damage or injury to the Company, (iv) the commission by you of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company known to you or contained in a policy and procedure manual provided to you which could be reasonably expected to or does cause material loss, damage or injury to the Company, or (v) the material breach or threatened breach by you of any of the provisions of the Confidentiality Agreement which could be reasonably expected to or does cause material loss, damage or injury to the Company. (“Company,” for purposes of this section, shall include the Company and any Company subsidiary.)

ii. “Good Reason” shall mean, without your consent: (i) material diminution in the nature or scope of your responsibilities, duties or authority, provided that neither of the following (x) or (y) shall constitute Good Reason: (x) the Company’s failure to continue your appointment or election as a director or officer of any of its Affiliates nor (y) any diminution in the nature or scope of your responsibilities, duties or authority that is reasonably related to a diminution of the business of the Company or any of its Affiliates, other than any such diminution resulting from the sale or transfer of any or all of the assets of the Company or any of its Affiliates; (ii) a material reduction in your base salary other than one temporary reduction of not more than 120 days and not in excess of 20% of your base salary in connection with and in proportion to a general reduction of the base salaries of the Company’s executive officers; (iii) relocation of your office more than 35 miles from Lexington, Massachusetts; or (iv) material breach by the Company of any material provision of this Agreement or any other service-providing agreement between the Company or any of its Affiliates and you.

iii. “Change of Control” shall mean (i) the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), of securities of the Company representing a majority or more of the combined voting power of the Company’s then outstanding securities, other than an acquisition of securities for investment purposes pursuant to a bona fide financing of the Company; (ii) a merger or consolidation of the Company with any other corporation in which the holders of the voting securities of the Company prior to the merger or consolidation do not own more than 50% of the total voting securities of the surviving corporation; (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition of assets to an entity whose equity interests are held, directly or indirectly, entirely by the same persons and in the same proportions as the equity interests of the Company; or (iv) a change in the composition of the Board that results, during any one year period, in the Continuing Directors’ no longer constituting a majority of the Board (or, if applicable, the board of directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the Effective Date or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office after the Effective Date occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board.

8. Withholdings; Section 409A. Anything to the contrary notwithstanding, (a) all payments required to be made by the Company hereunder to you shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation, and (b) if and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of your “separation from service” (as determined under Section 409A) or (ii) the tenth day following the date of your death following such separation from service (the “New Payment Date” ). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule. For purposes of this Agreement, (i) each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, (ii) neither you nor the Company shall have the right to accelerate or defer any payment or benefit hereunder unless permitted or required by Section 409A, and (iii) any payments that are due within the “short term deferral period” as defined in Section 409A or paid in a manner consistent with Treas. Reg. § 1.409A-1(b)(9)(iii) shall not be treated as deferred compensation unless applicable law requires otherwise. The terms of this employment letter are intended to be compliant with, or exempt from, Section 409A; provided, however, that the Company shall have no liability to you or to any other person in the event that the employment letter terms are determined not to be so compliant or exempt.

9. Parachute Taxation. The Company will make any payments due to you without regard to whether Section 280G of the Code would limit or preclude the deductibility of such payments (or any other payments or benefits) and without regard to whether such payments would subject you to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit (including the vesting of any equity awards), then the amounts payable under this Agreement or otherwise will be reduced or eliminated as follows, as determined by the Company, in the following order: (i) nonacceleration of any stock options whose exercise price is at or above the fair market value of the Company’s common stock as determined in the discretion of the Compensation Committee (taking into account, as appropriate, the proceeds that would be received in connection with the event covered by Section 4999) (“Underwater Options”), (ii) nonacceleration of any stock options other than Underwater Options, (iii) any vesting or distribution of restricted stock or restricted stock units, (iv) any other taxable benefits, (v) any nontaxable benefits, and (vi) the cash severance due under Section 7(a) above. Within each category described in clauses (i), (ii), and (iii), reductions or eliminations shall be made in reverse order beginning with vesting or distributions that are to be paid the farthest in time from the date of the event covered by Section 4999. The Company’s independent, certified public accounting firm will determine whether and to what extent payments or vesting under this Agreement are required to be reduced in accordance with the preceding sentence. If there is an underpayment or overpayment under this Agreement (as determined after the application of this paragraph), the amount of such underpayment or overpayment will be immediately paid to you or refunded by you, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to you or for your benefit (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including the tax described in Section 4999 of the Code).

10. Miscellaneous.

(a) Notices. All notices required or permitted under this Agreement must be in writing and will be deemed effective upon personal delivery or three business days following deposit in a United States Post Office, by certified mail, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service addressed in the case of notice to the Company at its then principal headquarters (with copies to the Chairman of the Board, which will not constitute notice), and in the case of notice to you to the current address on file with the Company. Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 10(a)

(b) No Mitigation. You are not required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this Agreement,

nor will any such benefits be reduced by any earnings or benefits that you may receive from any other source. Notwithstanding any other provision of this Agreement, any sum or sums paid under this Agreement will be in lieu of any amounts to which you may otherwise be entitled under the terms of any severance plan, policy, program, agreement or other arrangement sponsored by the Company or an affiliate of the Company.

(c) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE RELEASE IT CONTEMPLATES, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR TO ANY OF THE MATTERS CONTEMPLATED UNDER THIS AGREEMENT, RELATING TO YOUR EMPLOYMENT, OR COVERED BY THE CONTEMPLATED RELEASE.

(d) Severability. Each provision of this Agreement is intended to be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if an arbitrator or a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

(e) Assignment. This Agreement will be binding upon and will inure to the benefit of (i) your heirs, beneficiaries, executors and legal representatives upon your death and (ii) any successor of the Company. Any such successor of the Company will be treated as substituted for the Company under the terms of this Agreement for all purposes. The Company may assign this Agreement without your consent, and such an assignment will not terminate your employment for purposes of triggering your entitlement to severance. You specifically agree that any assignment may include rights under the Confidentiality Agreement without requiring your consent. As used herein, “successor” will mean any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company and its subsidiaries. None of your rights to receive any form of compensation payable under this Agreement will be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon your death or as provided in Section 10(k). Any attempted assignment, transfer, conveyance or other disposition of any interest in your rights to receive any form of compensation hereunder, except as provided in the preceding sentence, will be null and void.

(f) No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged or any obligations thereunder waived through a writing signed by you and the Board or any duly authorized executive officer of the Company.

(g) No Conflict of Interest. You confirm that you have fully disclosed to the Company and its affiliates, to the best of your knowledge, any circumstances under which you, your immediate family and other persons who reside in your household have or may have a conflict of interest with the Company. You further agree to fully disclose to the Company any such circumstances that might arise during your employment upon your becoming aware of such circumstances.

(h) Other Agreements. You hereby represent that your performance of all the terms of this Agreement and the performance of your duties as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment with the Company. You also represent that you are not a party to or subject to any restrictive covenants, legal restrictions, policies, commitments or other agreements in favor of any entity or person that would in any way preclude, inhibit, impair or limit your ability to perform your obligations under this Agreement, including noncompetition agreements or nonsolicitation agreements, and you further represent that your performance of the duties and obligations under this Agreement does not violate the terms of any agreement to which you are a party. You agree that you will not enter into any agreement or commitment or agree to any policy that would prevent or unreasonably hinder your performance of duties and obligations under this Agreement.

(i) Disclosure of this Agreement. You acknowledge that the Company may provide persons or entities who may employ or engage you with a copy of the Confidentiality Agreement (or portions thereof) to highlight your continuing obligations to the Company. You also acknowledge that the Company may be obligated to disclose this Agreement or any portion thereof to satisfy applicable laws and regulations.

(j) Survivorship. The respective rights and obligations of the Company and you hereunder will survive any termination of your employment to the extent necessary to preserve the intent of such rights and obligations.

(k) Beneficiaries. You will be entitled, to the extent applicable law permits, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder upon your death by giving the Company written notice thereof in a manner consistent with the terms of any applicable plan documents. If you die, severance then due or other amounts due hereunder will be paid to your designated beneficiary or beneficiaries or, if none are designated or none survive you, your estate.

(l) Company Policies. References in this Agreement to Company policies and procedures are to those policies and procedures in effect at the Effective Date, as the Company may amend them from time to time.

(m) Governing Law; Dispute Resolution. This Agreement must be construed, interpreted, and governed in accordance with the laws of the Commonwealth of Massachusetts without reference to rules relating to conflict of law. The Parties agree that the Federal Arbitration Act, 9 U.S.C. §1 et seq. and the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (the “National Rules”) apply to the interpretation and enforcement of this Agreement. In case of any controversy, dispute, or claim directly or indirectly arising out of or related to this Agreement, or the breach thereof, or relating to your employment (including claims relating to employment discrimination), except as expressly excluded herein, each Party agrees to give the other Party notice of an intent to seek arbitration under this Agreement and 10 days to reach a resolution. Should resolution of any controversy or claim not be reached following provision of notice and a reasonable opportunity to cure, then the Parties agree that any controversy or claim arising out of or relating to this Agreement, including the arbitrability of the dispute itself, shall be settled by one arbitrator in accordance with the National Rules in effect at the time the arbitration demand is filed or such other rules as may be mutually agreed to by the Parties. The dispute will be arbitrated in Boston, Massachusetts, absent mutual agreement of the Parties to another venue. Any claim or controversy not submitted to arbitration in accordance with this Section 10(m) (other than as provided under the Confidentiality Agreement) will be waived, and thereafter no arbitrator, arbitration panel, tribunal, or court will have the power to rule or make any award on any such claim or controversy. In determining a claim or controversy under this Agreement and in making an award, the arbitrator must consider the terms and provisions of this Agreement, as well as all applicable federal, state, or local laws. The award rendered in any arbitration proceeding held under this Section 10(m) will be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof. Claims for workers’ compensation or unemployment compensation benefits are not covered by this Section 10(m). Also not covered by this Section 10(m) are claims by the Company or by you for temporary restraining orders, preliminary injunctions or permanent injunctions (“equitable relief”) in cases in which such equitable relief would be otherwise authorized by law or pursuant to the Confidentiality Agreement. The Company will be responsible for paying any filing fee of the sponsoring organization and the fees and costs of the arbitrator; provided, however, that if you initiate the claim, you will contribute an amount equal to the filing fee you would have incurred to initiate a claim in the court of general jurisdiction in the Commonwealth of Massachusetts. Each party will pay for its own costs and attorneys’ fees, if any, provided that the arbitrator or court, as applicable, may award reasonable costs and expenses in favor of the prevailing party. The Company and you agree that the decision as to whether a party is the prevailing party in an arbitration, or a legal proceeding that is commenced in connection therewith, will be made in the sole discretion of the arbitrator or, if applicable, the court. Any action, suit or other legal proceeding with respect to equitable relief that is excluded from arbitration above must be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and you each consent to the jurisdiction of such a court. With respect to any such court action, the Parties hereto (i) submit to the personal jurisdiction of such courts; (ii) consent to service of process by the means specified under Section 10(a); and (iii) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, inconvenient forum, or service of process.

(n) Interpretation. The parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms. References to “day” or “days” are to calendar days, unless the Agreement specifically refers to “business” days.

(o) Entire Agreement. This Agreement and any documents referred to herein represent the entire agreement of the Parties and will supersede any and all previous contracts, arrangements or understandings between the Company and you relating to matters covered by this Agreement, including specifically your prior employment agreement dated as February 14, 2008 and amended as of December 30, 2008.

Signatures on Following Page

Very truly yours,

/s/ Roger D. Tung
Roger D. Tung
President and Chief Executive Officer

Agreed and Accepted:

Signature:

/s/ Ian Robert Silverman	1/13/2014
Ian Robert Silverman	Date:

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